STOCK PURCHASE AGREEMENT


This STOCK PURCHASE AGREEMENT (the "Agreement") is made this November 3, 2000 (the "Closing Date") by and between SELECT THERAPEUTICS INC., a Delaware corporation ("Select"), and SIERRA DIAGNOSTICS, LLC, a California limited liability company ("Buyer"). It is the intent of Select and Buyer to give retroactive effect to the transactions described herein as of October 1, 2000 (the "Effective Date").

                                    RECITALS

     A. All of the issued and outstanding capital stock of SIERRA DIAGNOSTICS, INC., a California corporation ("Sierra") consists of 1,404 shares of Sierra common stock (the "Sierra Shares").

     B. The Sierra Shares were acquired by Select in a transaction (the "1998 Transaction") pursuant to the terms of an agreement (the "1998 Agreement") dated as of October 19, 1998 (the "1998 Closing Date").

     C. Select has continued to own all of the Sierra Shares from the 1998 Closing Date through the Effective Date (the "Select Ownership Period").

     D. Tony K. Baker ("Baker") was president of Sierra prior to the 1998 Closing Date, has remained as an employee and as president of Sierra since the 1998 Closing Date, and is a principal of Buyer; and

     E. Select wishes to sell to Buyer, and Buyer wishes to purchase from Select, the Sierra Shares upon the terms and conditions hereinafter set forth (the "Acquisition"); and

     F. The respective parties desire to make certain representations, warranties and agreements in connection with the Acquisition;

     NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth herein and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

     Article 1 Sale and Purchase of Sierra Shares.

          1.1 Sale of Sierra Shares. Select does hereby sell and deliver to Buyer, and Buyer does hereby purchase from Select, the Sierra Shares by delivering to Buyer a stock certificate representing all of the Sierra Shares, accompanied by a stock power executed by Select, together with all applicable stock transfer tax stamps relative to said certificate.

          1.2 Consideration for Sierra Shares. In consideration of the sale of the Sierra Shares to Buyer and the other terms set forth in this Agreement, Buyer shall:

               (a) execute and deliver, and cause Sierra to execute and deliver, to Select a promissory note in the form attached hereto as Exhibit 1.2(a) (the "Acquisition Promissory Note"); and

               (b) execute and deliver to Select a security agreement in the form of Exhibit 1.2(b) (the "IP Security Agreement"); and

               (c) execute and deliver, and cause Sierra to execute and deliver, to Select the Royalty Agreement in the form of Exhibit 1.2(c) (the "Royalty Agreement").

Further, on the Closing Date, Select shall execute and deliver to Buyer the IP Security Agreement and the Royalty Agreement.


     Article 2 Representations and Warranties of Select. Representations and warranties of Select set forth in this Article 2 are made subject to: (i) Buyer's acknowledgment that Baker has, since December 30, 1995, been an employee of Sierra with direct managerial responsibility for the conduct of Sierra's business, and that Baker is knowledgeable and familiar with the business; (ii) the presumption of accuracy of all representations and warranties made by any and all parties other than Select in the 1998 Agreement, and (iii) the presumption of accuracy of all representations of Baker set forth in this Agreement. The Buyer further acknowledges that any actual knowledge which Baker has shall be imputed to Buyer. Subject to the foregoing, Select represents and warrants to Buyer as follows:

          2.1 Corporate Organization. To Select's knowledge, Sierra is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Since the 1998 Closing Date, Select has taken no actions to alter Sierra's form of organization, state of organization, or qualification to do business under the laws of any state or jurisdiction. Select has delivered to Buyer copies of all corporate records of Sierra generated since the 1998 Closing Date, including minutes of meetings held, and written consents adopted, by Sierra's shareholders and board of directors, and corporate filings with government entities.

          2.2 Capitalization. To Select's knowledge the Sierra Shares constitute all of the issued and outstanding capital stock of Sierra. Since the 1998 Closing Date, Select has not (a) caused any additional shares of capital stock of Sierra to be, and to Select's knowledge none have been, issued,
     (b) authorized or caused to be granted, and to its knowledge there are no, outstanding, subscriptions, options, warrants, agreements, convertible securities, preemptive or other rights, calls, commitments or other rights or agreements of any kind entered into since the 1998 Closing Date to subscribe for, purchase or otherwise acquire any issued or unissued capital stock or equity interests of Sierra. Select has not caused Sierra to be obligated to, and to Select's knowledge Sierra is not obligated to, purchase, redeem or otherwise acquire any securities of

     Sierra or of any other person or entity pursuant to any agreement or other arrangement entered into by Select on behalf of Sierra since the 1998 Closing Date.

          2.3 Ownership of Sierra Shares. Select is the true and lawful owner of the Sierra Shares and has all necessary power and authority to sell the Sierra Shares to Buyer, free and clear of all claims, liens, equities, covenants, restrictions, security interest or other encumbrances, except for the security interest created by the IP Security Agreement.

          2.4 Subsidiaries; Joint Ventures. Since the 1998 Closing Date, Select has not caused Sierra to acquire any capital stock or other interest in any corporation, partnership, joint venture or other business entity.

          2.5 Select Advances.

               (a) During the Select Ownership Period, Select has advanced or paid funds to Sierra and on behalf of Sierra to support Sierra's operations (the "Select Advances"). Attached to this Agreement as
          Schedule 2.5(a) is a full listing of the Select Advances through and including the Closing Date, and no Select Advances have been made which are not listed on Schedule 2.5(a).

               (b) Except to the extent Select Advances are included or includable in the Acquisition Promissory Note pursuant to the terms of this Agreement, Sierra is not liable to Select for return, refund, interest, repayment, reimbursement, or payment of or with respect to the Select Advances.

          2.6 Sierra Liabilities.

               (a) Select has no knowledge of any books of account of Sierra since the 1998 Closing Date other than the Sierra Books of Account as dfined in Section 3.8.

               (b) As of the Closing Date, except for the amount of Select Advances included in the Acquisition Promissory Note, and obligations which may arise in the future under the terms of the Acquisition Promissory Note, the IP Security Agreement and the Royalty Agreement, Sierra is not indebted to Select for any amount, and no contract or other obligation currently exists which will result in any future liability in any amount of Sierra to Select.

          2.7 Intellectual Property.

               (a) Schedule 2.7 has been prepared by Baker pursuant to Section
          3.7 of this Agreement and purports to be a list of all patents issued, assigned to or licensed by, and trademarks registered to, Sierra and all pending applications therefor of which Baker has knowledge (the "Scheduled IP"). Except as provided for in this Agreement, the IP Security Agreement the Acquisition Promissory Note and the Royalty Agreement, Select has taken no action to encumber Sierra's rights to the Scheduled IP. Select has not granted, and has not caused Sierra to grant, to others any licenses of or rights to any intellectual property of Sierra.

               (b) Since the 1998 Closing Date, Select has not received, and has no knowledge that Sierra has received, any notice of, nor has it been (and Select has no knowledge that Sierra has been), a defendant or plaintiff in any suit, action or proceeding which involves, any claim that Sierra has infringed or is infringing any intellectual property rights of others. Since the 1998 Closing Date, Select has taken no actions, and has not caused Sierra to take any actions, which could reasonably be expected to breach the confidentiality of the process and formulae, research and development results and other know-how of Sierra.

          2.8 Taxes.

               (a) For the purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means, for any entity, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding on amounts paid to or by such entity or any subsidiary thereof, payroll, employment, excise, severance, stamp, occupation, property, environmental or windfall profit tax, or other tax, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax (domestic or foreign) (a "Taxing Authority"), and (ii) liability of such entity or any subsidiary thereof for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period, and (ii) liability of such entity or any subsidiary thereof for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other person.

               (b) For purposes of this Agreement, "Income Tax" (and, with correlative meaning, "Income Taxes" and "Income Taxable") means only those Taxes which are imposed upon, measured by, or assessed or imposed with respect to net income, or alternative or add-on minimum taxable income of Sierra by any Taxing Authority, including those Taxes imposed under the federal corporate income tax laws or the corporate income or franchise tax laws of any state or locality.

               (c) During the Select Ownership Period, Select has been responsible for filing of Income Tax returns for Sierra in all applicable jurisdictions and for payment of any tax liabilities with respect to such period. Select represents and warrants that, as of the Closing Date, and except as stated in Section 5.1, Sierra has no unpaid obligation or liability for Income Taxes as of the Closing Date based on the information contained in the Sierra Books of Account.

               (d) Select further represents and warrants that, except as stated in Section 5.1:

                    (i) all Income Tax returns, statements, reports and forms
               (including estimated Income Tax returns and reports and information returns and reports) required to be filed with any Taxing Authority with respect to any Income Taxable period which includes any portion of the Select Ownership Period by or on behalf of Sierra (the "Sierra Income Tax Returns") have been or will be filed when due (subject to any extensions of such due date) and, to Select's knowledge, based on the information contained in the Sierra Books of Account, each Sierra Income Tax Return is materially correct and complete as filed;

                    (ii) Since the 1998 Closing Date, Select has not granted any extension or waiver of the limitation period applicable to any Sierra Income Tax Returns;

                    (iii) Select does not have knowledge of any claim, audit,
               action, suit, proceeding, or investigation now pending or threatened since the 1998 Closing Date against or with respect to Sierra in respect of any Income Tax or assessment;

                    (iv) Select does not have knowledge of any liens for Income
               Taxes upon the assets of Sierra except liens for current Income Taxes not yet due;

                    (v) To Select's knowledge, Sierra will not be required to
               include any adjustment in income for any Income Tax period (or portion thereof) ending after the Closing Date as a result of a change in method of accounting for any Income Tax period (or portion thereof) which includes any portion of the Select Ownership Period or pursuant to the provisions of any agreement entered into since the 1998 Closing Date with any Taxing Authority with regard to the Income Tax liability of Sierra for any Income Tax period (or portion thereof) ending on or including the Effective Date;

                    (vi) Select has not caused Sierra to become, and to Select's knowledge Sierra has not been, a member of an affiliated group other than one of which Select was the parent, or filed or been included in a combined, consolidated or unitary Tax return other than one filed by Select, or a return for a group consisting solely of its predecessors, or participated in any other similar arrangement whereby any income, revenues, receipts, gains, losses, deductions, credits or other Tax items of Sierra was determined or taken into account for Tax purposes with reference to or in conjunction with any such items of another person other than Sierra or any such predecessor;

                    (vii) Select has no knowledge of any contractual obligation entered into since the 1998 Closing Date requiring Sierra to pay to a Taxing Authority the Income Tax obligations of, or with respect to transactions relating to, any other person or to indemnify any other person with respect to any Income Tax; and

                    (viii) Since the 1998 Closing Date, Select has not, either directly or on behalf of Sierra, signed any letter or entered into any agreement or arrangement in writing consenting to the surrender or sharing of any deductions, credits or other Tax attributes with any other person or transferred or assigned to any other person for Tax purposes any such items.

               (e) Except as expressly set forth in this Section 2.8, Select makes no representations or warranties with respect to Taxes other than Income Taxes.

          2.9 Agreements, etc. The term "Sierra Material Contracts" means (a) all material agreements and other commitments of Sierra or binding on Sierra for the purchase of any materials, supplies or inventory; (b) all notes and agreements relating to any outstanding indebtedness of Sierra for borrowed money, (c) all leases or other rental agreements under which Sierra is either lessor or lessee which call for annual lease payments in excess of U.S.$5,000 individually, (d) all other agreements (including employment agreements, commitments and understandings, written or oral) to which Sierra is a party or by which it or its assets or properties is bound which require payment by Sierra of more than U.S.$5,000 in any calendar year and which cannot be terminated by Sierra, without liability, on notice of 30 days or less, and (e) all product liability, fire, commercial and other insurance carried by Sierra with respect to its business and properties. Pursuant to Section 3.6 of this Agreement, Baker has presented Select with a list, attached hereto as Schedule 3.6, of all Sierra Material Contracts of which Baker has knowledge (the "Known Sierra Material Contracts"). Except for the Known Sierra Material Contracts, Select has not entered into or caused Sierra to enter into any Sierra Material Contracts.

          2.10 Resignations of Officers and Directors. All officers and directors other than Baker have resigned from Sierra effective as of the Closing Date, and copies of their resignations are attached as Exhibit 2.17.

          2.11 Absence of Defaults. Select has received no written notice of any material existing default by any party under any Known Sierra Material Contract.

          2.12 Compliance with Laws. Select has received no written notice that Sierra is in violation of or has violated, in any material respect, any applicable provisions of any laws, statutes, ordinances or regulations or any term of any judgment, decree, injunction or order binding against it.

          2.13 Questionable Payments. Since the 1998 Closing Date, Select has not expended, or directed expenditure of, funds on behalf of Sierra for:
     (i) illegal contributions, entertainment or gifts for purposes of influencing the activities or decision making of a political official; or
     (ii) illegal payments, bribes or kickbacks to any United States government official or employee or foreign government official or employee or other third party. No director, officer or other employee or agent of Select, acting on behalf of Sierra, has, since the 1998 Closing Date: (i) made any payments or provided services or other favors in the United States of America or in any other country in order to obtain preferential treatment or consideration by any governmental entity with respect to any aspect of the business of Sierra; or (ii) made any political contributions which would not be lawful under the laws of the United States and the foreign country in which such payments were made.

          2.14 Litigation. Select has recevied no notice of any litigation, proceeding or governmental investigation commenced or threatened, nor of any order, injunction, decree or judgment entered, against or relating to Sierra or its properties or business.

          2.15 Finders' Fees. Neither Select nor Sierra has employed or utilized the services of any broker, finder or other intermediary in connection with this Agreement or the transaction contemplated by this Agreement.

          2.16 Restrictions on Business Activities. No agreement, judgment, injunction, order or decree entered into by Select or, to the knowledge of Select binding upon Select or Sierra, has been entered since the 1998 Closing Date which has or could reasonably be expected to have the effect of prohibiting or materially impairing (a) the ability of Sierra to conduct its business in any geographic area or field of use, (b) any acquisition of property by Sierra, or (c) the conduct of business by Sierra as currently conducted or as currently proposed to be conducted by Sierra.

          2.17 Accuracy of Representations and Warranties. No representation or warranty by Select in this Agreement, and no written statement made to Buyer by Select or Sierra or contained in any certificate or instrument delivered or to be delivered to Buyer by Select or Sierra pursuant to this Agreement, or in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

     Article 3 Representations and Warranties of Buyer and Baker. Buyer and Baker represent and warrant to Select as follows:

          3.1 Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California and is duly authorized to carry on its business where and as now conducted and to own, lease and operate properties as it now does.

          3.2 Legal Authority, Etc.

               (a) Buyer has full power and authority to enter into this Agreement and to perform this Agreement in accordance with Its terms; the execution, delivery and performance of this Agreement by Buyer and the consummation of the Acquisition have been duly authorized by its members and Buyer is not bound by any contractual or other obligation that would be violated by the execution or performance of this Agreement; and this Agreement is a valid and binding obligation of Buyer enforceable in accordance with its terms; and

               (b) Neither the execution and delivery of this Agreement nor the consummation by Buyer of any of the transactions contemplated herein nor compliance by Buyer with the terms, conditions and provisions hereof or of any agreement or instrument contemplated hereby will (i) conflict with, result in a breach of, or constitute an event of default under the articles of organization or operating agreement of Buyer, or any material instrument, agreement, lease, license, franchise, permit, judgment, order, award, decree or other authorization, right, or obligation to which Buyer is a party or any of its properties is subject or by which they are bound, or any statute, ordinance, rule or regulation applicable to Buyer, or (ii) require the approval, consent or authorization of, or the making of any declaration, filing or registration with, any third party or any foreign, federal, state or local court, governmental authority or regulatory body.

          3.3 Litigation. There is no litigation, proceeding or governmental investigation pending or, so far as is known to Buyer, threatened, or any order, injunction or decree outstanding, against or relating to Buyer or any of its properties or businesses.

          3.4 Finders' Fee. Buyer has not employed or utilized the services of any broker, finder or other intermediary in connection with this Agreement or the transactions contemplated by this Agreement.

          3.5 Sierra Material Contracts. To the best of Baker's knowledge,
     Schedule 3.5 sets forth a complete list of all Sierra Material Contracts (as defined in Section 2.9) which have been in force at any time during the Select Ownership Period (the "Known Sierra Material Contracts").

          3.6 [reserved]

          3.7 Sierra Intellectual Property. To the best of Baker 's knowledge,
     Schedule 2.7 sets forth a complete list of all Scheduled IP.

          3.8 Books of Account. All the books of account of Sierra since the 1998 Closing Date known to Baker (the "Sierra Books of Account") have been exhibited or made available to Select and to Baker's knowledge accurately record all material transactions of Sierra during the periods covered by them.

     Article 4 Indemnification.

          4.1 Buyer Indemnification. Buyer does hereby agree to indemnify, defend and hold Select harmless from and against any and all claims, demands, damages, losses, injuries, liabilities, penalties, costs, expenses (including reasonable attorneys' fees) suits, actions, investigations, judgments and fees which may be imposed upon, incurred or suffered by or asserted against it arising out of or in connection with any one or more of the following:

                    (i) any failure to perform or comply with any covenants,
               agreements, obligations or undertakings to be performed by Buyer pursuant to this Agreement; and

                    (ii) any breach of any representation or warranty made in
               this Agreement, or in respect of the facts associated therewith, by Buyer or by Baker.

          4.2 Select Indemnification. Select does hereby agree to indemnify, defend and hold harmless Buyer from and against any and all claims, demands, damages, losses, injuries, liabilities, penalties, costs, expenses (including reasonable attorneys' fees), suits, actions, investigations, judgments and fees which may be imposed upon, incurred or suffered by or asserted against it arising out of or in connection with any one or more of the following:

                    (i) any failure to perform or comply with any covenants,
               agreements, obligations or undertakings to be performed by Select pursuant to this Agreement; and

                    (ii) any breach of any representation or warranty made in
               this Agreement, or in respect of the facts associated therewith, by Select.

          4.3 Limitations.

               (a) Notwithstanding any other term of this Article 4, (i) an indemnifying party shall have no liability to any indemnified party for any claim made under this Article 4 (a "Claim") unless a written notice specifying the Claim in r easonable detail is provided by the indemnified party to the indemnifying party within three months after the Closing Date (except for any Claim arising with respect to Select's representations pursuant to (x) Section 2.8, which Claims may be made at any time within five years after the Closing Date, and (y)
          Section 2.6 or 2.9, which claims may be made at any time within one year after the Closing Date), and (ii) Select shall have no liability to any indemnified party for any Claim made in respect of Article 2 of this Agreement unless either (x) such Claim is for more than U.S.$5,000 or (y) the sum of the aggregate amount of all prior Claims made against Select in respect of Article 2 plus the amount of the subject Claim exceeds U.S.$5,000; provided, however, that Select shall only have liability under clauses (ii)(x) and (ii)(y) to the extent, and for the amount by which, such Claim or Claims exceed U.S.$5,000.

               (b) In no event shall the cumulative liability of Select as an indemnifying party under Section 4.2 exceed the principal balance of the Acquisition Promissory Note as of the Closing Date.

               (c) Each party hereto acknowledges and agrees that, from and after the Closing Date, its sole and exclusive remedy with respect to any and all claims against another party hereto relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 4, except that nothing in this Agreement shall be deemed to constitute a waiver of any tort claims of, or causes of action arising from, fraudulent misrepresentation or deceit. In furtherance of the foregoing, each party hereto hereby waives, from and after the Closing Date, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than tort claims of, or causes of action arising from, fraudulent misrepresentation or deceit or claims arising under Article 4 of this Agreement) it may have relating to the subject matter of this Agreement arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise.

          4.4 Procedure. A party seeking indemnification shall notify the indemnifying party within a reasonable time in writing of any action, claim or liability in respect of which it intends to claim such indemnification, provided that, except as provided in Section 4.3(a), the failure to give timely notice shall not release the indemnifying party from any liability to the extent the indemnifying party is not prejudiced thereby. The indemnifying party shall have the right, by prompt notice to the party seeking indemnification to assume the defense of such claim with counsel reasonably satisfactory to the party seeking indemnification, and at the sole cost of the indemnifying party. If the indemnifying party does not so assume the defense of such claim, the party seeking indemnification may assume such defense with counsel of its choice and at the sole cost of the indemnifying party. If the indemnifying party so assumes such defense, the party seeking indemnification may participate therein through counsel of its choice, but at its sole cost. The party not assuming the defense of any such claim shall render all reasonable assistance to the party assuming such defense, and all out-of-pocket costs of such assistance shall be for the account of the indemnifying party. No such claim shall be settled other than by the party defending the same, and then only with the consent of the other party, which shall not be unreasonably withheld; provided that the party seeking indemnification shall have no obligation to consent to any settlement of any such claim which imposes on the party seeking indemnification any liability or obligation which cannot be assumed and performed in full by the indemnifying party.


     Article 5 Post Closing Covenants.

          5.1 Tax Returns.

               (a) Pre-Closing Date Returns. The parties acknowledge that Sierra Income Tax Returns for periods after December 31, 1999 have not yet been filed with California, federal or other Taxing Authorities. Select agrees that it shall file Sierra Income Tax Returns for the period from January 1, 2000 through June 30, 2000 with California, federal and any other applicable Taxing Authorities (the "Outstanding Select Returns"). Select at its sole cost and expense shall be responsible for timely filing the Outstanding Select Returns and paying all Taxes that may be owing with respect to such returns. Buyer shall provide Select with access to books and records of Sierra, and otherwise cooperate with Select, as reasonably necessary for Select to satisfy its obligations under this Section.

               (b) Post-Closing Date Returns. The parties acknowledge that Sierra Tax Returns for periods after June 30, 2000 and including the Closing Date will need to be filed with the California and United States federal Taxing Authorities (the "Future Returns"). Buyer at its sole cost and expense shall be responsible for timely filing the Future Returns, which Future Returns will be filed on a stand-alone basis (i.e., there will be no consolidated or combined reporting with the financial results of Select or Select affiliates). Buyer shall be responsible for paying all Taxes that may be owing with respect to the Future Returns, based upon the assumption that the Future Returns are permitted to be filed on a stand-alone basis. Select shall indemnify, defend and hold Buyer and Sierra harmless from any and all Taxes, claims and other liabilities which may arise as a result of or in connection with any finding that the Future Returns are not permitted to be filed on a stand-alone basis or that, with respect to periods prior to the Closing Date, the Future Returns are required to be filed with any Taxing Authorities other than California or the United States federal government. Select shall cooperate with Buyer as reasonably necessary for Buyer to satisfy its obligations under this Section.

          5.2 Patent Matters.

               (a) Until payment in full by Buyer of all amounts owing under the Acquisition Promissory Note, Select shall be entitled to pay costs and expenses, and require Buyer and Sierra to undertake actions, which Select reasonably determines are necessary to protect or further Sierra' s patent rights with respect to RNA/DNA Protect (Patent No. 09/185,402) (the "Patent Work"). The parties agree to use patent counsel at the firm of Lahive & Cockfield LLP or such other counsel as may be mutually agreed upon by the parties, to perform the Patent Work. Select shall reasonably advise Buyer of the undertaking of any material Patent Work, and shall keep Buyer regularly advised of the status of Patent Work undertaken by it.

               (b) Actual out of pocket costs and expenses paid to third parties by Select for Patent Work pursuant to Section 5.2(a), including those paid to patent counsel and amounts paid to defend or prosecute infringement actions ("Patent Work Advances"), may be added to the principal balance of the Acquisition Promissory Note by Select in accordance with the terms of that note. All Patent Work shall be undertaken by and in the name of Sierra. All patent rights granted, infringement action recoveries, and other rights and benefits received with respect to any Patent Work shall be for the account of Sierra; provided, however, that in the event Select has paid a portion of any amount expended to prosecute or defend an infringement action and such action results in a recovery, Select shall be entitled to that percentage of the recovery represented by the portion of the total amount expended on such defense or prosecution which was advanced by Select; but further provided that Sierra or Buyer shall be given the first opportunity to advance such expenses.

          5.3 Royalty Agreement. Select shall execute, and Buyer shall cause Sierra to execute, the Royalty Agreement.

          5.4 Liquidation of Sierra. Buyer anticipates liquidation of Sierra following the Closing Date. Select hereby consents to, and agrees to cooperate to the extent reasonably required to effect, the assignment of Sierra's assets to Buyer, and the assumption by Buyer of Sierra's contractual obligations, including any obligations of Sierra to Select created under or contemplated by this Agreement. In the event such liquidation of Sierra has not occurred by December 31, 2000, Buyer shall cause Sierra to execute and deliver to Select, in form acceptable to Select's counsel, Sierra's guarantee of Buyer's payment of the Acquisition Promissory Note.

          5.5 Tax Election. Buyer anticipates filing an election under Section 338 of the Internal Revenue Code to treat the purchase of the Sierra Shares as a purchase of assets. Select hereby consents to, and agrees to report the Acquisition in a manner consistent with Buyer's election under Section 338.


     Article 6 Survival of Representations and Indemnity.

          6.1 Survival. The representations, warranties, covenants and indemnification agreements by the parties shall survive the Closing Date for a period of three (3) months, provided that the representations and warranties of Select (x) with respect to Income Taxes shall survive until expiration of applicable statute of limitation with respect to Income Taxes of any Taxing Authority, and (y) made in Sections 2.6 and 2.9 shall survive the Closing Date for a period of one year.


     Article 7 Miscellaneous.

          7.1 Schedules. Any information furnished in a schedule to this Agreement shall be deemed to be furnished under any other schedule which calls for the furnishing of the same information whether or not that information is separately stated in such other schedule.

          7.2 Expenses. Each party shall bear its own expenses incurred in connection with the negotiation and preparation of this Agreement and, except as otherwise expressly provided in this Agreement, in connection with all duties and obligations required to be performed by it under this Agreement.

          7.3 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instructions, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

          7.4 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or by reputable overnight courier or mailed by registered or certified mail, return receipt requested, to the parties at the following addresses (or to such other address as a party may have specified by notice to the other parties pursuant to this provision):

               (a) if to Buyer, at:

                   Sierra Diagnostics, LLC
                   21109 Longeway, #C
                   Sonora, California 95370
                   Attn: Mr. Tony K. Baker
                   with a copy to:

                   Jeffrey B. Detwiler, Esq.
                   Dudnick Detwiler, Rivin & Stikker, LLP
                   351 California Street, 15th Floor
                   San Francisco, California 94104

               (b) if to Select, at:

                   Select Therapeutics Inc.
                   50 O'Connor Street - Suite 300
                   Ottawa, Ontario KlP 6L2
                   CANADA
                   Attn: Mr. Robert Bender, Chairman

                   with a copy to:

                   Richard G. Klein, Esq.
                   Hofheimer Gartlir & Gross, LLP
                   530 Fifth Avenue
                   New York, New York 10036

          7.5 Assignment. This Agreement is personal to each of the parties and, except as provided in Section 5.4, may not be assigned without the written consent of the other party.

          7.6 Entire Agreement. This Agreement (with its schedules and exhibits) contains, and is intended as, a complete statement of all the terms of the agreements among the parties with respect to the matters provided for, supersedes any previous agreements and understanding among the parties with respect to those matters, and cannot be changed or terminated except by a writing signed by the parties.

          7.7 Governing Law; Consent to Jurisdiction and Service of Pro-cess. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York applicable to contracts entered into and to be performed entirely within New York. Any legal action, suit or proceeding arising out of or relating to this Agreement, the Acquisition Promissory Note, the Royalty Agreement or the IP Security Agreement or the transactions contemplated hereby and thereby may be instituted in the federal courts of the State of New York and each party waives any objection which such party may now or hereafter have to the laying of venue of any such action, suit or proceeding and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding. Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given by registered or certified mail, return re-ceipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as herein provided. If for any reason such service of process by mail is ineffective, then each party shall be deemed to have appointed its attorney designated in Section 7.4 as such party's authorized agent to accept and acknowledge on such party's behalf service of any and all process which may be served in any such action, suit or proceeding. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any jurisdiction other than New York.

          7.8 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          7.9 Facsimile/Counterparts. This Agreement may be executed by facsimile, and may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          7.10 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

          7.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

          7.12 Attorneys' Fees. In the event of a dispute arising under this Agreement or with respect to the Acquisition, the prevailing party shall be entitled to recover its reasonable attorneys' fees and court costs, with any such fees and costs incurred in enforcing any judgement or award and upon appeals recoverable as a separate item of costs.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


SELECT THERAPEUTICS INC.                         SIERRA DIAGNOSTICS, LLC



By:                                              By:
    Robert Bender, President                         Tony K. Baker, Manager

                         LIST OF SCHEDULES AND EXHIBITS


Exhibit 1.2(a)        Acquisition Promissory Note
Exhibit 1.2(b)        IP Security Agreement
Exhibit 1.2(c)        Royalty Agreement
Schedule 2.5(a)       Select Advances
Schedule 2.7          Scheduled IP
Schedule 3.5          Known Sierra Material Contracts
Schedule 3.6          Effective Date Liabilities

                                 SCHEDULE 2.5(a)

                                 SELECT ADVANCES

U.S.$1,394,400.00

                                  SCHEDULE 2.7

                                  SCHEDULED IP

1.   Methods and reagents for Preservation of DNA in bodily Fluids
Inventor:  Tony Baker
Patent Application Serial Number 09/185,402 United States
Patent Application Number 98962024.0-2116 European Patent Office

2.   Rapid assay for Neisseria Gonorrhea
Inventor:  Tony Baker
Patent Application Serial Numbers 60/130,818 and 60/131,330 United States

3.   Test Method for the Laboratory Diagnosis and Test Strain of Neisseria
Gonorrhea
Inventor:  Leonard Zubrzycki
Patent Number 4,446,230 United States
Patent Number 0081078 European Patent Office

                                  SCHEDULE 3.5

                         KNOWN SIERRA MATERIAL CONTRACTS

Outstanding indebtedness
______ Temple University - annual royalty payment for 2000                    $10,000.00
       Sanofi Settlement                                                      $45,901.46

Leases
______ Rent - H&H Properties                                                  $4,611.00/month
                                                                          Lease expires 2/01

Insurance
______ Liability Insurance - Chubb Policy #6965 7463 6962                     $846.10/month
            Effective 5/6/00 - total policy amount $8,461.00

Distribution Agreement
______ Genelabs (Kenya) Ltd executed 10/26/99

                                  SCHEDULE 3.6

                           EFFECTIVE DATE LIABILITIES



                                      -20-